                                                                    EXHIBIT 12.1

                            FEDERAL DATA CORPORATION
          COMPUTATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                                                           SIX MONTHS
                                                                   YEAR ENDED DECEMBER 31,                    ENDED
                                                    -----------------------------------------------------   JUNE 30,
                                                      1992       1993       1994       1995       1996        1997
                                                    ---------  ---------  ---------  ---------  ---------  -----------
Income (loss) from continuing operations before
 income taxes.....................................  $   5,549  $   6,034  $   5,363  $  (2,153) $   7,930   $     175
                                                    ---------  ---------  ---------  ---------  ---------  -----------
Fixed Charges:
  Total interest expense, including amortization
    of deferred financing fees....................      4,377      5,389      3,580      3,663      7,564       3,734
  Rentals:
    Buildings--33%................................        964        820        892        511        594         490
                                                    ---------  ---------  ---------  ---------  ---------  -----------
      Total fixed charges.........................      5,341      6,209      4,472      4,174      8,158       4,224
                                                    ---------  ---------  ---------  ---------  ---------  -----------
Earnings before income taxes and fixed charges....  $  10,890  $  12,243  $   9,835  $   2,021  $  16,088   $   4,399
                                                    ---------  ---------  ---------  ---------  ---------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------
Ratio of earnings to fixed charges................       2.04       1.97       2.20     (A)          1.97        1.04
                                                    ---------  ---------  ---------  ---------  ---------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------
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(A) As a result of the loss incurred in 1995, the Company was unable to fully cover the indicated fixed charges. Earnings did not cover fixed charges by
    $2,153.